Exhibit 99.1

N E W S R E L E A S E

4955 Technology Way ∎ Boca Raton, Florida 33431 ∎ www.geogroup.com

CR-24-08

THE GEO GROUP ENTERS INTO PRIVATE EXCHANGE AGREEMENTS

WITH CERTAIN 6.50% CONVERTIBLE SENIOR NOTEHOLDERS

Boca Raton, Fla. – April 5, 2024 –The GEO Group (NYSE: GEO) (“GEO” or the “Company”), announced that it has entered into private exchange agreements with certain holders (the “Noteholders”) of GEO Corrections Holdings, Inc.’s 6.50% Exchangeable Senior Notes due 2026 (the “6.50% Exchangeable Senior Notes”).

The Noteholders have agreed to exchange $177 million in aggregate principal amount of the outstanding 6.50% Exchangeable Senior Notes for a current estimated valuation of $305 million. The consideration will consist of cash and shares of GEO’s common stock issued at closing. The final exchange value and number of shares of common stock to be issued by GEO to the Noteholders will be determined based upon a volume-weighted average price per share of common stock during an averaging period commencing today and lasting 20 trading days.

GEO expects to fund the cash portion for the exchanges, which totals $177 million, with the net proceeds from its previously announced offering of senior secured notes due 2029 and senior unsecured notes due 2031 or, if necessary, cash on hand.

The 6.50% Exchangeable Senior Notes to be exchanged represent approximately 77% of the outstanding principal amount, with $53 million in aggregate principal amount remaining outstanding following the exchange.

This press release does not constitute an offer to sell or a solicitation to buy any of the securities described herein, nor shall there be any offer, solicitation, or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About The GEO Group

The GEO Group, Inc. (NYSE: GEO) is a leading diversified government service provider, specializing in design, financing, development, and support services for secure facilities, processing centers, and community reentry centers in the United States, Australia, South Africa, and the United Kingdom. GEO’s diversified services include enhanced in-custody rehabilitation and post-release support through the award-winning GEO Continuum of Care®, secure transportation, electronic monitoring, community-based programs, and correctional health and mental health care. GEO’s worldwide operations include the ownership and/or delivery of support services for 100 facilities totaling approximately 81,000 beds, including idle facilities and projects under development, with a workforce of up to approximately 18,000 employees.

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Contact: Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations

N E W S  R E L E A S E

Use of forward-looking statements

This press release includes forward-looking statements regarding the closing of the private exchange transactions and expected reduction in the total outstanding 6.50% Exchangeable Senior Notes. These forward-looking statements may be affected by risks and uncertainties in GEO’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in GEO’s Securities and Exchange Commission filings, including GEO’s report on Form 10-K for the year ended December 31, 2023, and GEO’s reports on Form 10-Q and Form 8-K filed with the Commission. GEO wishes to caution readers that certain important factors may have affected and could in the future affect GEO’s actual results and could cause GEO’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of GEO, including the risks that the private exchanges cannot successfully be completed. GEO undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

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Contact: Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations